Exhibit 1

NextSource Materials Inc.

Condensed Consolidated Interim Financial Statements

For the three and six months ended December 31, 2017 and 2016

Unaudited

Expressed in US Dollars

NextSource Materials Inc.

Condensed Consolidated Statements of Financial Position

Unaudited, Expressed in US Dollars

	December 31, 2017	June 30, 2017 (note 13)	July 1, 2016 (note 13)
Assets

Current Assets:
Cash and cash equivalents (note 4)	$726,145	$1,964,948	$544,813
Amounts receivable (note 12)	28,720	39,441	13,955
Prepaid expenses (note 12)	32,774	39,096	11,545
Total current assets	787,639	2,043,485	570,313

Property, Plant and Equipment (note 5)	89,697	27,805	21,911

Total Assets	$877,336	$2,071,290	$592,224

Liabilities

Current Liabilities:
Accounts payable (note 12)	$301,131	$159,147	$215,391
Accrued liabilities	194,849	68,241	24,743
Provision (note 6)	188,819	182,883	182,742
Warrant liability	-	-	111,049

Total Liabilities	684,799	410,271	533,925

Shareholders’ Equity

Share capital (note 7)	462,496	460,996	364,932
Contributed Surplus	99,263,628	99,160,128	93,654,114
Accumulated deficit	(99,528,972)	(97,983,147)	(93,960,747)
Other comprehensive income (note 13)	(4,615)	23,042	-

Total Shareholder’s Equity	192,537	1,661,019	58,299

Total Liabilities and Shareholder’s Equity	$877,336	$2,071,290	$592,224

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Nature of Operations (note 1)

Mineral Exploration Properties (note 3)

NextSource Materials Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

Unaudited, Expressed in US Dollars

	For the three months ended		For the six months ended
	December 31, 2017	December 31, 2016 (note 13)	December 31, 2017	December 31, 2016 (note 13)

Revenues	$-	$-	$-	$-

Expenses

Mineral exploration expense (note 3)	180,953	522,295	474,562	835,402
Professional and consulting fees (note 12)	505,728	135,314	866,015	279,031
General and administrative	241,030	158,381	394,946	220,565
Depreciation (note 5)	1,949	10,910	3,697	21,911
Foreign currency translation (gain) loss	(164,460)	2,136	(193,395)	75,847

Total Expenses	765,200	829,036	1,545,825	1,432,756

Net Loss from Operations	(765,200)	(829,036)	(1,545,825)	(1,432,756)

Other Income (Expenses)
Change in value of warrant liability	-	53,883	-	111,049
Part XII.6 taxes	-	(95,848)	-	(129,478)

Net Loss	(765,200)	(871,001)	(1,545,825)	(1,451,185)

Translation adjustment for foreign subsidiaries	(30,996)	(45,240)	(27,657)	(24,765)

Comprehensive Loss	$(795,196)	$(916,241)	$(1,573,482)	$(1,475,950)

Weighted-average common shares, - basic and diluted	462,495,711	460,995,711	461,745,711	435,912,259
Net loss per common shares, - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

NextSource Materials Inc.

Condensed Consolidated Statements of Cash Flows

Unaudited, Expressed in US Dollars

	For the six months ended December 31, 2017	For the six months ended December 31, 2016

Cash flows from operating activities

Net loss for the period	$(1,545,825)	$(1,461,185)

Items not affecting cash:
Depreciation	3,697	21,911
Change in value of warrant derivative liability	-	(111,049)

Change in non-cash working capital items:
Amounts receivable and prepaid expenses	17,043	(83,894)
Accounts payable and accrued liabilities	268,591	(67,520)
Provision	5,936	(6,136)

Net cash used in operating activities	(1,250,558)	(1,707,873)

Cash flows from investing activities

Equipment purchases	(65,455)	(21,748)

Net cash used in investing activities	(65,455	(21,748)

Cash flows from financing activities
Proceeds from issuance of common shares	-	5,177,885
Proceeds from exercise of warrants	105,000	-
Common share issue costs	-	(370,671)

Net cash provided by financing activities	105,000	4,807,214

Effect of foreign exchange rate changes on cash and cash equivalents	(27,790)	(14,765)

Increase (decrease) in cash and cash equivalents	(1,283,803)	3,062,828
Cash and cash equivalents - beginning of period	1,964,948	544,813
Cash and cash equivalents - end of period	$726,145	$3,607,641

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

NextSource Materials Inc.

Condensed Consolidated Statements of Changes in Shareholders’ Equity

Unaudited, Expressed in US Dollars

	Shares #	Share Capital $	Contributed Surplus $	Accumulated Deficit $	Accumulated Other Comprehensive Income (Loss) $	Total Equity $
Balance – July 1, 2016 (note 13)	364,931,425	364,932	93,654,114	(93,960,747)	-	58,299

Private placement of common shares	96,064,286	96,064	5,081,821	-	-	5,177,885
Cost of issue of private placement of common shares	-	-	(370,671)	-	-	(370,671)
Exchange differences on translation of foreign operations	-	-	-	-	(14,765)	(24,765)
Net loss for the period	-	-	-	(1,461,185)	-	(1,451,185)

Balance - December 31, 2016 (note 13)	460,995,711	460,996	98,365,264	(95,421,932)	(14,765)	3,389,563

Share-based compensation	-	-	794,864	-	-	794,864
Exchange differences on translation of foreign operations	-	-	-	-	37,807	43,807
Net loss for the period	-	-	-	(2,561,215)	-	(2,561,215)

Balance - June 30, 2017 (note 13)	460,995,711	460,996	99,160,128	(97,983,147)	23,042	1,661,019

Exercise of warrants	1,500,000	1,500	103,500			105,000
Exchange differences on translation of foreign operations	-	-	-	-	(27,657)	(27,657)
Net loss for the period	-	-	-	(1,545,825)	-	(1,545,825)

Balance - December 31, 2017	462,495,711	462,496	99,263,628	(99,528,972)	(4,615)	192,537

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

1.        Nature of Operations

NextSource Materials Inc. (the "Company" or “NextSource”) is incorporated under the laws of Canada and has a fiscal year end of June 30. The Company's registered head office and primary location of records is 145 Wellington Street West, Suite 1001, Toronto, Ontario, M5J 1H8.

The Company's principal business is the acquisition, exploration and development of mineral resources. The Company, through its wholly-owned foreign subsidiaries, is currently focused on obtaining the necessary permits to begin construction on the Molo Graphite Project in Madagascar. The Company has yet to generate any revenue from mining operations or pay dividends and is unlikely to do so in the immediate or foreseeable future.

These condensed consolidated interim financial statements were approved by the Board of Directors on February 14, 2018.

Corporate Redomicile

The Company completed a corporate redomicile from the State of Minnesota to Canada on December 27, 2017.

Corporate Structure

NextSource owns 100% of NextSource Materials (Mauritius) Ltd. (“MATMAU”), a Mauritius subsidiary, and 2391938 Ontario Inc., an Ontario corporation.

MATMAU owns 100% of NextSource Minerals (Mauritius) Ltd. (“MINMAU”), a Mauritius subsidiary, NextSource Graphite (Mauritius) Ltd (“GRAMAU”), a Mauritius subsidiary, and NextSource Materials (Madagascar) SARL (“MATMAD”), a Madagascar subsidiary.

MINMAU owns 100% of NextSource Minerals (Madagascar) SARL (“MINMAD”), a Madagascar subsidiary. MINMAD holds the Green Giant Vanadium Project exploration permits.

GRAMAU owns 100% of ERG Madagascar SARL (“ERGMAD”), a Madagascar subsidiary. ERGMAD holds the Molo Graphite Project exploration permits.

Going Concern Assumption

The accompanying Consolidated Financial Statements have been prepared on the basis of a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.

As of December 31, 2017, the Company had an accumulated deficit of $99,528,972 (June 30, 2017: $97,983,147), has experienced recurring net losses and has negative operating cash flows. As such, conditions exist that may raise substantial doubt regarding the Company's ability to continue as a going concern.

In assessing whether the going concern assumption is appropriate, management considers all available information about the future, which is at least, but not limited to, twelve months from the end of the reporting period. The Company's ability to continue operations and fund its exploration and development expenditures is dependent on management's ability to secure additional financing. Management is actively pursuing such additional sources of financing, and while it has been successful in doing so in the past, there can be no assurance it will be able to do so in the future. The Company has not obtained the necessary permits to begin construction and has not commenced commercial operation of a mine. These conditions cast significant doubt about the Company’s ability to continue as a going concern.

Theses condensed consolidated interim financial statements do not give effect to adjustments that would be necessary should the Company be unable to continue as a going concern and therefore need to realize its assets and liquidate its liabilities and commitments in other than the normal course of business and at amounts different from those in the accompanying consolidated financial statements.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

2.       Significant Accounting Policies

Statement of compliance and first-time adoption of IFRS

These condensed consolidated interim financial statements have been prepared in accordance and comply with International Accounting Standard 34, “Interim Financial Reporting” (IAS 34), as issued by the International Accounting Standards Board (“IASB”) using the accounting policies the Company expects to adopt in its financial statements as at and for the year ending June 30, 2018. Accordingly, certain information and disclosures normally included in the annual financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the IASB, have been omitted or condensed.

The Company’s consolidated financial statements for the year ending June 30, 2018 will be the first annual consolidated financial statements that comply with IFRS. The Company will ultimately prepare its opening IFRS statement of financial position by applying existing IFRS standards with an effective date of June 30, 2018 or prior. Accordingly, the opening IFRS statement of financial position and the June 30, 2017 comparative statement of financial position presented in the consolidated financial statements for the year ending June 30, 2018 may differ from those presented at this time.

As these condensed consolidated interim financial statements are the Company’s first financial statements prepared with IFRS, certain disclosures that are required to be included in annual financial statements prepared in accordance with IFRS that were not included in the Company’s most recent annual financial statements, which were prepared in accordance with US Generally Accepted Accounting Principles (“US GAAP”), have been included in these financial statements for the comparative annual period.

The Company has applied IFRS in its financial reporting with effect from July 1, 2016, the transition date, in accordance with the transitional provisions set out in IFRS 1, “First-time adoption of International Financial Reporting Standards”. IFRS 1 requires that first-time adopters retrospectively apply all IFRS standards effective at the end of its first IFRS reporting period, which is June 30, 2017. However, IFRS 1 also provides for certain optional exemptions and certain mandatory exceptions for first-time IFRS adopters. The items relevant to the Company’s IFRS reporting are disclosed in Note 13.

The consolidated financial statements were approved and authorized for issuance by the Board of Directors on December 20, 2017.

Basis of measurement

These condensed consolidated interim financial statements have been prepared under the historical cost basis except for certain financial instruments that are measured at fair values, explained in the accounting policies below.

Basis of consolidation

These condensed consolidated interim financial statements include the financial position, results of operation and cash flows of the Corporation and its wholly-owned subsidiaries. Intercompany balances, transactions, income and expenses, profits and losses, including gains and losses relating to subsidiaries have been eliminated on consolidation.

Significant accounting estimates, judgments and assumptions

To prepare financial statements in conformity with IFRS, the Company must make estimates, judgements and assumptions concerning the future that affect the carrying values of assets and liabilities as of the date of the financial statements and the reported values of revenues and expenses during the reporting period. By their nature, these are uncertain and actual outcomes could differ from the estimates, judgments and assumptions.

The impacts of such estimates are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and also in future periods when the revision affects both current and future periods. Significant accounting judgments, estimates and assumptions are reviewed on an ongoing basis.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could have an effect on the amounts recognized in the consolidated financial statements relate to the following:

Going concern: The preparation of the consolidated financial statements requires management to make judgments regarding the going concern of the Company.

Share-based compensation: Estimating fair value for granted stock options requires determining the most appropriate valuation model which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility, dividend yield, and rate of forfeitures and making assumptions about them. The value of the share-based payment expense along with the assumptions and model used for estimating fair value for share-based compensation transactions are disclosed in Note 10.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

Useful lives and residual values of plant and equipment: Management estimates the useful lives and residual values to calculate depreciation expense using the straight-line method.

Flow-Through Provision Estimates: The assumptions and calculations used for estimating the value attributed to the flow-through provision are disclosed in Note 12.

Deferred taxes: The estimation of income taxes includes evaluating the recoverability of deferred tax assets based on an assessment of the Company’s ability to utilize the underlying future tax deductions against future taxable income prior to expiry of those deductions. Management assesses whether it is probable that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income, which in turn is dependent upon the successful discovery, extraction, development and commercialization of mineral reserves. To the extent that management’s assessment of the Company’s ability to utilize future tax deductions changes, the Company would be required to recognize more or fewer deferred tax assets, and deferred tax provisions or recoveries could be affected.

Cash equivalents

The Company considers cash equivalents to be cash and highly liquid investments with original maturities of three months or less.

Prepayments and deposits

The Company makes prepayments and deposits to suppliers of services. These are recognized as prepayments when made and recognized as goods and services when received. Prepayments and deposits on assets that are long term in nature are recorded as long-term prepayments and deposits.

Financial instruments

Management determines the classification of financial assets and financial liabilities at initial recognition and, except in very limited circumstances, the classification is not changed subsequent to initial recognition. The classification depends on the purpose for which the financial instruments were acquired, their characteristics and/or management’s intent. Transaction costs with respect to instruments not classified as fair value through profit or loss are recognized as an adjustment to the cost of the underlying instruments and amortized using the effective interest method.

The Corporation’s financial instruments were classified in the following categories:

Financial assets

Financial assets, measured at fair value through profit or loss:

•	cash equivalents
•	short-term investments

An instrument is classified as fair value through profit or loss if it is held for trading or is designated as such upon initial recognition. A financial asset is classified as fair value through profit or loss if acquired principally for the purpose of selling in the short term or if so designated by management. Financial instruments included in this category are initially recognized at fair value and transaction costs are taken directly to earnings along with gains and losses arising from changes in fair value.

Derivative instruments, including embedded derivatives, are recorded at fair value unless exempted from derivative treatment as normal purchase and sale. All changes in their fair value are recorded through profit or loss.

Loans and receivables, measured at amortized cost:

•	cash on hand and balances at bank
•	advances and loans receivable
•	amounts receivable and other financial assets

Cash on hand and balances at bank and advances and loans receivable are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost. Interest revenue on advances and loans receivable are recognized using the effective interest method.

Other financial assets primarily include other loans and receivables. Amounts receivable are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost reduced for any impairment losses. An allowance for impairment of amounts receivable is established when there is objective evidence that an amount will not be collectible or, in the case of long-term receivables, if there is evidence that the amount will not be collectible in accordance with payment terms.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

Financial liabilities

Other financial liabilities, measured at amortized cost:

•	trade accounts payable and accrued liabilities
•	loans and borrowings
•	other financial liabilities

Trade accounts payable and accrued liabilities are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost using the effective interest method.

Loans and borrowings include short-term loans and long-term loans. These liabilities are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recorded in financing expense or financing income in the consolidated statements of comprehensive income (loss) over the period of the borrowings using the effective interest method. Loans and borrowings are classified as a current liability unless the Corporation has an unconditional right to defer settlement for at least 12 months after the consolidated statements of financial position date.

Other financial liabilities primarily include other loans and payables. Other financial assets are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost. Other financial liabilities are initially recognized at fair value net of transaction costs and are subsequently measured at amortized cost using the effective interest method.

The financial instrument measurement hierarchy, for financial assets and liabilities measured at fair value at each reporting date, is as follows:

All financial instruments are required to be measured at fair value on initial recognition. For those financial assets or liabilities measured at fair value at each reporting date, financial instruments and liquidity risk disclosures require a three-level hierarchy that reflects the significance of the inputs used in making the fair value measurements. These levels are defined below:

•	Level 1: Determined by reference to unadjusted quoted prices in active markets for identical assets and liabilities that the entity can access at the measurement date; or
•	Level 2: Valuations using inputs other than the quoted prices for which all significant inputs are based on observable market data, either directly or indirectly; or
•	Level 3: Valuations using inputs that are not based on observable market data.

Both the binomial and Black Scholes valuation techniques are permitted under IFRS.

The impairment of financial assets, carried at amortized costs, is as follows:

At each reporting date, the Corporation assesses whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is impaired if there is objective evidence that the estimated future cash flows of the financial asset or the group of financial assets have been negatively impacted. Evidence of impairment may include indications that debtors are experiencing financial difficulty, default or delinquency in interest or principal payments, or other observable data which indicates that there is a measurable decrease in the estimated future cash flows.

If an impairment loss has occurred, the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial asset’s original effective interest rate. If a financial asset has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate.

The carrying amount of the asset is reduced through the use of an allowance account, and the loss is recognized in financing expense. Interest income continues to be accrued on the reduced carrying amount using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of financing income. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Corporation.

If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If an impairment is later recovered, the recovery is credited to financing income.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

The derecognition of financial assets and liabilities is as follows:

A financial asset is derecognized when its contractual rights to the cash flows that compose the financial asset expire or substantially all the risks and rewards of the asset are transferred.

A financial liability is derecognized when the obligation under the liability is discharged, cancelled or expired. Gains and losses on derecognition are recognized within financing income and financing expense, respectively.

Exploration and evaluation expenditures

Exploration and evaluation expenses include all costs relating to mineral property acquisition costs, exploration camp operating costs, directly attributable overhead, exploration permits and licenses, technical services, exploration drilling, seismic, geological, geophysical and metallurgical studies, testing and sampling.

Once a mineral project has been established as being technically feasible and commercially viable, the related development expenditures are capitalized. This includes costs incurred in preparing the site for mining operations. Assessing commercial viability requires management to make certain judgments as to future events and circumstances, in particular whether an economically viable operation can be established. Any such judgments may change as new information becomes available. If after having capitalized the expenditure, a decision is made that recovery of the expenditure is unlikely, the amount capitalized is recognized in cost of sales in the consolidated statements of comprehensive income (loss).

Capitalization of development expenditures ceases when the mine is capable of commercial production, with the exception of development costs that give rise to a future benefit.

Equipment

Equipment is stated at cost less accumulated depreciation and any impairment losses. Equipment is depreciated using the straight-line method based on estimated useful lives, once the assets are available for use. The estimated useful lives, residual values and depreciation method are reviewed at each reporting period, with the effect of any changes in estimated accounted for on a prospective basis. The useful lives of the equipment are as follows:

•	Exploration vehicles and equipment 3 to 5 years
•	Office equipment 3 to 7 years

The carrying values of equipment are reviewed for impairment when events or changes in circumstances indicate that the carrying values may not be recoverable. Gains and losses on disposals are determined by comparing net proceeds with carrying amounts.

Provisions

Provisions are recognized when the Corporation has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where appropriate, the future cash flow estimates are adjusted to reflect risks specific to the obligation If the effect of the time value of money is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money. Where discounting is used, the increase in the provision due to the passage of time is recognized as financing expense. A contingent liability is disclosed where the existence of an obligation will only be confirmed by future events or where the amount of the obligation cannot be measured with reasonable reliability. Contingent assets are not recognized but are disclosed where an inflow of economic benefits is probable.

Warrant Liabilities

The company issued share purchase warrants with an exercise price denominated in a currency other than its functional currency. As a result, the warrants are no longer considered solely indexed to the Company’s common shares and are classified as financial liabilities and recorded at the estimated fair value at each reporting date. The Company records the change in fair value of the warrant liability as a component of other income and expense on the statement of operations.

Environmental rehabilitation and asset retirement obligations

An obligation to incur restoration, rehabilitation and environmental costs arises when environmental disturbance is caused by the exploration, development or ongoing production of a mineral property interest. Such costs arising for the decommissioning of plant and other site preparation work, discounted to their net present value, are provided for and charged to expenses as an exploration cost, as soon as the obligation to incur such costs arises. Discount rates using a pretax rate that reflect the time value of money are used to calculate the net present value. The related liability is adjusted each period for the unwinding of the discount rate and for changes to the current market-based discount rate, amount or timing of the underlying cash flows needed to settle the obligation.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

The Company’s operations are subject to environmental regulations in Madagascar. As at the date of these financial statements, the Company did not have any environmental rehabilitation obligations and had no asset retirement obligations.

Share-based compensation

The Company operates a stock option plan, which measures equity-settled share-based payments to eligible participants at the fair value of the equity instruments at the grant date. Eligible participants are the Company’s directors, officers, employees and consultants. The fair value of grants issued under the stock option plan are determined at the date of grant using the Black-Scholes option valuation model. Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where this fair value cannot be measured reliably, in which case they are measured at the fair value of the equity instruments granted, as at the date the Company obtains the goods or the counterparty renders the service. The fair value of the stock option grants is only re-measured if there is a modification to the terms of the option, such as a change in exercise price or legal life. The fair value of the stock option grants is recognized as an expense over the expected vesting period with a corresponding entry to shareholders’ equity.

Foreign currencies

The presentation and functional currency of the Company is the US dollar. The Company has primarily expended its cash on international exploration projects and historically generated its equity funding in US dollars. The Company expects to sell graphite priced in US dollars once the Molo Graphite Project achieves production. The Company expends a portion of its payroll, professional and general and administrative costs in Canadian dollars, which are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of transactions are used. The functional currency of the Mauritius subsidiaries is the United States dollar. The functional currency of the Madagascar subsidiaries is the Madagascar Ariary. Transfers of cash from the Company to its subsidiaries is typically completed using US dollars. For the purpose of presenting consolidated financial statements, the subsidiaries’ assets and liabilities are expressed in United States dollars using the prevailing exchange rates at the end of the reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of transactions are used. Any exchange differences that arise are recognized in other comprehensive income and accumulated as foreign currency translation reserve in equity.

Income taxes

Income tax expense consists of current and deferred tax expense. Current and deferred tax are recognized in profit or loss except to the extent they relate to items recognized directly in equity or other comprehensive income.

Current tax is recognized and measured at the amount expected to be recovered from or payable to the taxation authorities based on the income tax rates enacted or substantively enacted at the end of the reporting period and includes any adjustment to taxes payable in respect of previous years.

Deferred tax is recognized on any temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable earnings. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized, and the liability is settled. The effect of a change in the enacted or substantively enacted tax rates is recognized in net earnings and comprehensive loss depending on the item to which the adjustment relates.

Deferred tax assets are recognized to the extent future recovery is probable. At each reporting period end, deferred tax assets are reduced to the extent that it is no longer probable that sufficient taxable earnings will be available to allow all or part of the asset to be recovered.

Loss per share

Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Dilute earnings per share is computed, using the treasury stock method, to show the potential reduction in earnings per share that would occur if securities or other contracts to issue common shares were exercised or converted to common shares. The treasury stock method assumes that proceeds received from the exercise of stock options and warrants are used to repurchase common shares at the prevailing market rate.

Accounting standards adopted

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

Accounting standards effective for the period beginning on or after July 1, 2017 have been adopted as part of the transition to IFRS.

Accounting standards issued but not yet applied

Certain new accounting standards and interpretations have been published that are not mandatory for the July 31, 2017 reporting period. Management believes the following standards will not have a significant impact on the Company’s consolidated financial statements:

•	IFRS 9 Financial Instruments (“IFRS 9”) was initially issued by the IASB in November 2009 and issued in its completed version in July 2014 and will replace IAS 39 Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 replaces the multiple rules in IAS 39 with a single approach to determine whether a financial asset is measured at amortized cost or fair value and a new mixed measurement model for debt instruments having only two categories: amortized cost and fair value. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. IFRS 9 is effective for annual periods beginning on or after January 1, 2018.

•	In January 2016, the IASB issued IFRS 16, Leases (“IFRS 16”). IFRS 16 eliminates the current dual model for lessees, which distinguishes between on-statement of financial position finance leases and off- statement of financial position operating leases. Instead, there is a single, on-statement of financial position accounting model that is similar to current finance lease accounting. The extent of the impact of adoption of IFRS 16 has not yet been determined. IFRS 16 is effective for periods beginning on or after January 1, 2019, with early adoption permitted.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

3.       Mineral Exploration Properties

The Company has not capitalized any acquisition and exploration costs for its mineral properties.

Molo Graphite Property, Southern Madagascar Region, Madagascar

On December 14, 2011, the Company entered into a Definitive Joint Venture Agreement ("JVA") with Malagasy Minerals Limited ("Malagasy"), a public company listed on the Australian Stock Exchange, to acquire a 75% interest in a property package for the exploration and development of industrial minerals, including graphite, vanadium and 25 other minerals. The land position consists of 2,119 permits covering 827.7 square kilometers and is mostly adjacent towards the south and east with the Company's 100% owned Green Giant Vanadium Project. Pursuant to the JVA, the Company paid $2,261,690 and issued 7,500,000 common shares that were valued at $1,350,000.

On April 16, 2014, the Company signed a Sale and Purchase Agreement and a Mineral Rights Agreement (together “the Agreements”) with Malagasy to acquire the remaining 25% interest. Pursuant to the Agreements, the Company paid $364,480 (CAD$400,000), issued 2,500,000 common shares subject to a 12-month voluntary vesting period that were valued at $325,000 and issued 3,500,000 common share purchase warrants, which were valued at $320,950 using Black-Scholes, with an exercise price of $0.14 and an expiry date of April 15, 2019. On May 20, 2015 and upon completion of a bankable feasibility study (“BFS”) for the Molo Graphite Property, the Company paid $546,000 (CAD$700,000) and issued 1,000,000 common shares, which were valued at $100,000.

Malagasy retains a 1.5% net smelter return royalty ("NSR") on the property. A further cash payment of approximately $785,285 (CAD$1,000,000) will be due within five days of the commencement of commercial production.

The Company also acquired a 100% interest in the industrial mineral rights on approximately 1 ½ additional claim blocks covering 10,811 hectares adjoining the east side of the Molo Graphite Property.

The Molo Graphite Project is located within Exploration Permit #3432 (“PR 3432”) as issued by the Bureau de Cadastre Minier de Madagascar (“BCMM”) pursuant to the Mining Code 1999 (as amended) and its implementing decrees. The Molo Graphite Project exploration permit PR 3432 is currently held under the name of our Madagascar subsidiary ERG Madagascar SARLU. Our Madagascar subsidiary has paid all taxes and administrative fees to the Madagascar government and its mining ministry with respect to all the mining permits held in country. These taxes and administrative fee payments have been acknowledged and accepted by the Madagascar government.

We have applied to the BCMM to have the Molo Graphite Project exploration permit converted into an exploitation permit. The exploitation permit is required to advance the Molo Project into the developmental stage.

A comprehensive Environmental and Social Impact Assessment ("ESIA"), developed to local Malagasy, Equator Principles, World Bank and International Finance Corporation (IFC) standards, is nearing completion. This process was preceded by an Environmental Legal Review and an Environmental and Social Screening Assessment; both providing crucial information to align the project development and design with international best practice on sustainable project development.

Application for all necessary permits to construct and operate the mine, including water use, construction, mineral processing, transportation, export, and labour will be undertaken within the ESIA review period (6 months), which is expected to be from September 2017 till February 2018.

Security of land tenure is a process that is estimated to take 6-9 months to complete. Compilation of a comprehensive legal register will also be required.

The Company cannot provide any assurance as to the timing of the receipt of the permits and licenses necessary to initiated construction.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

Green Giant Vanadium Project, Southern Madagascar Region, Madagascar

In 2007, the Company entered into a joint venture agreement with Madagascar Minerals and Resources Sarl ("MMR") to acquire a 75% interest in the Green Giant property. Pursuant to the agreement, the Company paid $765,000 in cash, issued 2,500,000 common shares and issued 1,000,000 common share purchase warrants, which have now expired.

On July 9, 2009, the Company acquired the remaining 25% interest by paying $100,000. MMR retains a 2% NSR. The first 1% NSR can be acquired at the Company's option by paying $500,000 in cash or common shares and the second 1% NSR can be acquired at the Company’s option by paying $1,000,000 in cash or common shares.

On April 16, 2014, the Company signed a Joint Venture Agreement with Malagasy, whereby Malagasy acquired a 75% interest in non-industrial minerals on the Company's 100% owned Green Giant Property. On May 21, 2015, Malagasy terminated the Joint Venture Agreement, which as a result, the Company reverted to its original 100% interest in all minerals on the property.

The Green Giant property is located within exploration permits issued by the Bureau de Cadastre Minier de Madagascar (“BCMM”) pursuant to the Mining Code 1999 (as amended) and its implementing decrees. The Green Giant property exploration permits are currently held under the name of our Madagascar subsidiary NextSource Minerals (Madagascar) SARLU. Our Madagascar subsidiary has paid all taxes and administrative fees to the Madagascar government and its mining ministry with respect to all the mining permits held in country. These taxes and administrative fee payments have been acknowledged and accepted by the Madagascar government.

Since early 2012, the Company has focused its efforts on the Molo Graphite Project and as such only limited work has been completed on the Green Giant Vanadium Project since that time.

Sagar Property, Labrador Trough Region, Quebec, Canada

In 2006, the Company purchased from Virginia Mines Inc. ("Virginia") a 100% interest in 369 claims located in northern Quebec, Canada. Virginia retains a 2% net smelter return royalty ("NSR") on certain claims within the property. Other unrelated parties also retain a 1% NSR and a 0.5% NSR on certain claims within the property, of which half of the 1% NSR can be acquired by the Company by paying $200,000 and half of the 0.5% NSR can be acquired by the Company by paying $100,000.

On February 28, 2014, the Company signed an agreement to sell a 35% interest in the Sagar property to Honey Badger Exploration Inc. (“Honey Badger”), a public company that is a related party through common management. The terms of the agreement were subsequently amended on July 31, 2014 and again on May 8, 2015. To earn the 35% interest, Honey Badger was required to complete a payment of $36,045 (CAD$50,000) by December 31, 2015, incur exploration expenditures of $360,450 (CAD$500,000) by December 31, 2016 and issue 20,000,000 common shares to the Company by December 31, 2015. Honey Badger did not complete the earn-in requirements by December 31, 2015 resulting in the termination of the option agreement.

Since early 2012, the Company has focused its efforts on the Molo Graphite Project and as such only minimal work has been completed on the Sagar Property since that time. We currently do not consider the Sagar Property to be a material asset of the Company.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

4.       Segmented Reporting

The Company operates one operating segment, which involves the acquisition, exploration and development of mineral resources in Madagascar and Canada. The Canadian exploration project is not a focus for the Company. No commercial revenue has been generated by any mineral resource properties. Limited amounts of cash and equipment are currently held in Madagascar. Substantially all of the Company assets are held in Canada. The Company's President and Chief Executive Officer and Chief Financial Officer are the operating decision-makers and direct the allocation of resources to its geographic segments.

The following is the segmented information by geographic region:

Mineral Exploration Expenses	Madagascar $	Canada $	Total $
Three-month period ended December 31, 2017	198,789	(17,835)	180,954
Six-month period ended December 31, 2017	490,928	(16,365)	474,562
Three-month period ended December 31, 2016	493,383	28,912	522,295
Six-month period ended December 31, 2016	773,132	62,270	835,402

Cash and Cash Equivalents	Madagascar $	Canada $	Total $
As of December 31, 2017	56,411	669,734	726,145
As of June 30, 2017	44,085	1,920,863	1,964,948

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

5.       Plant and Equipment

The Company owns metallurgical testing equipment and several vehicles used for exploration purposes in Madagascar. Changes in the carrying values were as follows:

	Equipment Costs $	Accumulated Depreciation $	Net Book Value $

Balance June 30, 2016	195,561	(173,650)	21,911

Depreciation expense	-	(21,911)	(21,911)
Derecognition of equipment	(195,561)	195,561	-
Acquisition of equipment	21,748	-	21,748

Balance December 31, 2016	21,748	-	21,748

Acquisition of vehicles	6,057	-	6,057

Balance June 30, 2017	27,805	-	27,805

Acquisition of vehicles	65,456	-	64,456
Depreciation expense	-	(3,697)	(3,697)
Adjustment for translation of foreign exchange	-	133	133

Balance December 31, 2017	93,261	(3,564)	89,697

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

6.        Provision

During fiscal 2014, the Company issued 17,889,215 flow-through shares to eligible Canadian taxpayer subscribers which included a contractual commitment for the Company to incur $3,812,642 in eligible Canadian Exploration Expenditures (“CEEs”) by December 31, 2014 as per the provision of the Income Tax Act of Canada. The CEEs were renounced as a tax credit to the flow-through share subscribers on December 31, 2013. As at December 31, 2014, the Company had unfulfilled CEE obligations. During the year ended June 30, 2015, the Company recorded a provision for the Part XII.6 taxes and related penalties payable to the Canada Revenue Agency and for the indemnification liability to subscribers of the flow-through shares for the additional taxes payable related to the CEE renunciation shortfall. During the year ended June 30, 2017, the Company paid $131,320 (2016: $nil) in Part XII.6 taxes, resulting in a reduction in the provision, and following a reassessment of its obligation to subscribers, the Company increased the provision by $131,320.

During the six-month period ended December 31, 2017, the provision was adjusted due to foreign exchange fluctuations to $188,819 (June 30, 2017: $182,883).

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

7.       Share Capital

The Company’s common shares have no par value and the authorized share capital is composed of an unlimited number of common shares. As of December 31, 2017, the Company had 462,495,711 common shares issued and outstanding.

The Company issued the following common shares during the six-month period ended December 31, 2017:

(a)	On September 30, 2017, the Company issued 1,500,000 common shares upon the exercise of 1,500,000 common share purchase warrants for gross proceeds of $105,000.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

8.       Stock Options

The Company’s stock option plan is restricted to a maximum of 46,000,000 common stock purchase options. Under the stock option plan, the Company may grant stock options to directors, officers, employees and consultants. The Board of Directors administers the plan and determines the vesting and terms of each grant.

The Black-Scholes option valuation model is used by the Company to determine the fair value of stock option grants. Each stock option entitles the holder to purchase one common share of the Company at the respective exercise price prior to or on the respective expiration date. All stock options that are currently outstanding vested on the grant date.

As of December 31, 2017, the Company had 41,800,000 stock options issued and outstanding exercisable into 41,800,000 common shares.

The following is a schedule of the outstanding stock options for the six-month period ending December 31, 2017:

Grant Date	Expiration Date	Exercise Price	Balance Outstanding June 30, 2017	Options Granted or Expired	Options Exercised	Balance Outstanding December 31, 2017
February 27, 2013	February 27, 2018	$0.21	3,725,000	(650,000)	-	3,075,000
July 9, 2013	July 9, 2018	$0.11	880,000	(150,000)	-	730,000
September 19, 2013	July 19, 2018	$0.15	450,000	(75,000)	-	375,000
January 10, 2014	January 10, 2019	$0.18	3,775,000	(725,000)		3,050,000
July 3, 2014	July 3, 2019	$0.15	2,750,000	(500,000)		2,250,000
February 26, 2015	February 26, 2020	$0.20	4,100,000	(570,000)	-	3,530,000
December 22, 2015	December 22, 2020	$0.06	7,650,000	-	-	7,650,000
June 9, 2017	June 9, 2022	$0.07	21,140,000	-	-	21,140,000
Total Outstanding			44,470,000	(2,670,000)		41,800,000

The following is a continuity schedule of the Company's outstanding common stock purchase options from prior years:

	Weighted-Average Exercise Price ($)	Number of Stock Options
Outstanding as of June 30, 2016	0.18	41,965,000
Granted	0.07	21,140,000
Exercised	-	-
Expired	0.23	(18,635,000)

Outstanding as of June 30, 2017	0.11	44,470,000
Granted	-	-
Exercised	-	-
Expired	0.18	(2,670,000)

Outstanding as of December 31, 2017	0.10	41,800,000

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

9.       Warrants

The Company has issued common share purchase warrants. The Black-Scholes option valuation model is used by the Company to determine the fair value of warrants. Each warrant option entitles the holder to purchase one common share of the Company at the respective exercise price prior to or on the respective expiration date.

As of December 31, 2017, the Company had 23,421,256 common share purchase warrants issued and outstanding exercisable into 23,421,256 common shares.

The following is a schedule of the outstanding common stock purchase warrants for the six months ending on December 31, 2017:

Grant Date	Expiration Date	Exercise Price	Balance Outstanding June 30, 2017	Options Granted or Expired	Options Exercised	Balance Outstanding December 31, 2017
October 7, 2015	October 6, 2017	$0.07	7,100,000	(5,600,000)	(1,500,000)	-
February 4, 2016	February 4, 2018	$0.11	6,437,900	-	-	6,437,900
April 11, 2016	April 11, 2018	$0.11	3,207,857	-		3,207,857
July 31, 2015	May 4, 2018	$0.14	10,275,499	-	-	10,275,499
June 23, 2014	April 15, 2019	$0.14	3,500,000	-		3,500,000
Total Outstanding			30,521,256	(5,600,000)	(1,500,000)	23,421,256

The following is the continuity schedule of the Company's common share purchase warrants from prior years:

	Weighted-Average Exercise Price ($)	Number of Warrants
Outstanding as of June 30, 2016	0.13	65,242,431
Issued	-	-
Exercised	-	-
Expired	0.14	(34,721,175)

Outstanding as of June 30, 2017	0.11	30,521,256
Issued	-	-
Exercised	0.07	(1,500,000)
Expired	0.07	(5,600,000)

Outstanding as of December 31, 2017	0.13	23,421,256

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

10.       Capital Management

As at December 31, 2017, the Company had a working capital surplus of $102,840 (June 30, 2017: $1,633,214).

There were no changes in the Company's approach to capital management during the six-month period ended December 31, 2017.

In managing liquidity, the Company’s primary objective is to ensure the entity can continue as a going concern while raising additional funding to meet its obligations as they come due. The Company’s operations to date have been funded by issuing equity. The Company expects to improve the working capital position by securing additional financing.

The Company’s investment policy is to invest excess cash in very low risk financial instruments such as term deposits or by holding funds in high yield savings accounts with major Canadian banks. Financial instruments are exposed to certain financial risks, which may include currency risk, credit risk, liquidity risk and interest rate risk.

The Company’s mineral property interests are all in the exploration stage, as such the Company is dependent on external financing to fund its exploration activities and administrative costs. Management continues to assess the merits of mineral properties on an ongoing basis and may seek to acquire new properties or to increase ownership interests if it believes there is sufficient geologic and economic potential.

Management mitigates the risk and uncertainty associated with raising additional capital in current economic conditions through cost control measures that minimizes discretionary disbursements and reduces exploration expenditures that are deemed of limited strategic value.

The Company manages the capital structure (consisting of shareholders’ deficiency) on an ongoing basis and adjusts in response to changes in economic conditions and risks characteristics of its underlying assets. Adjustments to the Company’s capital structure may involve the issuance of new shares, assumption of new debt, acquisition or disposition of assets, or adjustments to the amounts held in cash, cash equivalents and short-term investments.

The Company is not subject to any externally imposed capital requirements.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

11.       Financial Instruments and Risk Management

The following disclosures are to enable users of the consolidated financial statements to evaluate the nature and extent of risks arising from financial instruments at the end of the reporting period:

Credit risk

The Company does not currently have commercial customers and therefore does not have any credit risk related to accounts receivables. The Company has credit risk arising from the potential from counterparty default on cash and cash equivalents held on deposit with financial institutions. The Company manages this risk by ensuring that deposits are only held with large Canadian banks and financial institutions.

The Company’s amounts receivable are sales tax receivables from the Canada Revenue Agency and have negligible counterparty default risk.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. Liquidity risk arises from the Company’s financial obligations and in the management of its assets, liabilities and capital structure. The Company manages this risk by regularly evaluating its liquid financial resources to fund current and long-term obligations and to meet its capital commitments in a cost-effective manner.

The main factors that affect liquidity include working capital requirements, capital-expenditure requirements and equity capital market conditions. The Company’s liquidity requirements are met through a variety of sources, including cash and cash equivalents and equity capital markets.

As at December 31, 2017, considering the Corporation’s financial position and its intention to begin mine construction once the necessary permits have been obtained, the Corporation expects to access public debt and equity capital markets for financing over the next 12 months. While the Company has been successful in obtaining required funding in the past, there is no assurance that future financings will be available.

As at December 31, 2017, the Company had a cash and cash equivalents balance of $726,145 (June 30, 2017: $1,964,948) to settle current liabilities of $684,799 (June 30, 2017: $410,271). As a result, the Company is currently exposed to liquidity risk.

Based on management’s assessment of its past ability to obtain required funding, the Corporation believes that it will be able to satisfy its current and long-term obligations as they come due.

Market risks

Market risk is the potential for financial loss from adverse changes in underlying market factors, including foreign exchange rates, commodity prices and interest rates.

•	Interest rate risk, is the sensitivity of the fair value or of the future cash flows of a financial instrument to changes in interest rates. The Company does not have any financial assets or liabilities that are subject to variable interest rates.

•	Commodity price risks, is the sensitivity of the fair value of, or of the future cash flows, from mineral assets. The Company manages this risk by monitoring mineral prices and commodity price trends to determine the appropriate timing for funding the exploration or development of its mineral assets, or for the acquisition or disposition of mineral assets. The Company does not have any mineral assets at the development or production stage carried at historical cost. The Company has expensed the acquisition and exploration costs of its exploration stage mineral assets.

•	Currency risk, is the sensitivity of the fair value or of the future cash flows of financial instruments to changes in foreign exchange rates. The Company transacts in currencies other than the US dollar, including the Canadian dollar, the Madagascar Ariary, the Euro and the South African Rand. The Company is sensitive to foreign exchange exposure when commitments are made to deliver products quoted in foreign currencies or when the contract currency is different from the product price currency. Derivative financial instruments are not used to reduce exposure to fluctuations in foreign exchange rates. The Company is also sensitive to foreign exchange risk arising from the translation of the financial statements of subsidiaries with a functional currency other than the US dollar impacting other comprehensive income (loss).

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

12.       Related Party Transactions

Parties are related if one party has the direct or indirect ability to control or exercise significant influence over the other party in making operating and financial decisions. Parties are also related if they are subject to common control or common significant influence. A transaction is considered to be a related party transaction when there is a transfer of economic resources or financial obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the fair value.

Balances and transactions between the Company and its wholly-owned subsidiaries, which are related parties of the Corporation, have been eliminated and are not disclosed in this note.

Related parties include companies controlled by key management personnel. Key management personnel are composed of the Board of Directors, Chief Executive Officer, Chief Financial Officer and the Senior Vice Presidents of the Company.

The following key management personnel related party transactions occurred during the three- and six-month periods ended December 31, 2017 and December 31, 2016:

	For the three months ended		For the six months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Compensation and fees	$201,740	$134,564	$396,387	$266,348
Share-based grants	-	-	-	-
Total	$201,740	$134,564	$396,387	$266,348

The following key management related party balances existed as of December 31, 2017:

	As at December 31, 2017	As at June 30, 2017
Prepaid payroll to officers of the Company	$28,073	$29,746
Accounts payable balance due to officers of the Company	$16,400	$16,400

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

13.        Transition to international financial reporting standards

As stated in Note 2, Significant Accounting Policies, these are the Company’s first consolidated financial statements prepared in accordance with IFRS instead of with US GAAP.

The accounting policies set out in Note 2 have been applied in preparing the interim condensed consolidated financial statements for the three and six months ended December 31, 2017, the comparative information presented in these financial statements and in the preparation of an opening IFRS statement of financial position at July 1, 2016 (the Company’s date of transition).

The Company has followed the recommendations in IFRS 1 First-time adoption of IFRS, in preparing its transitional financial statements. An entity is required to use the same accounting policies in its opening IFRS statement of financial position and throughout all periods presented in its first IFRS financial statements.

The transition to IFRS has resulted in financial statement presentation changes with no change in shareholders’ equity:

•	Additional paid-in capital is presented as contributed surplus.

•	The statement of operations and comprehensive loss presents an analysis of expenses recognized in profit or loss using a classification based on their function within the Company. Cumulative translation adjustment for foreign subsidiaries using a functional currency other than the presentation currency is presented as an equity reserve in other comprehensive income on the statement of financial position and on the statement of operations and comprehensive loss.

The following is the reconciliation of equity for the effects of transition to IFRS from US GAAP as at June 30, 2017 and July 1, 2016 (date of IFRS transition):

	June 30, 2017			July 1, 2016
	US GAAP	Effect of transition	IFRS	US GAAP	Effect of transition	IFRS
Assets

Current Assets:
Cash and cash equivalents	$1,964,948	-	$1,964,948	$544,813	-	$544,813
Amounts receivable	39,441	-	39,441	13,955	-	13,955
Prepaid expenses	39,096	-	39,096	11,545	-	11,545
Total current assets	2,043,485	-	2,043,485	570,313	-	570,313

Property, Plant and Equipment	27,805	-	27,805	21,911	-	21,911

Total Assets	$2,071,290	-	$2,071,290	$592,224	-	$592,224

Liabilities

Current Liabilities:
Accounts payable	$159,147	-	$159,147	$215,391	-	$215,391
Accrued liabilities	68,241	-	68,241	24,743	-	24,743
Provision	182,883	-	182,883	182,742	-	182,742
Warrant liability	-	-	-	111,049	-	111,049

Total Liabilities	410,271	-	410,271	533,925	-	533,925

Shareholders’ Equity

Share capital	460,996	-	460,996	364,932	-	364,932
Additional paid-in capital	99,160,128	(99,160,128)	-	93,654,114	(93,654,114)	-
Contributed Surplus	-	99,160,128	99,160,128	-	93,654,114	93,654,114
Accumulated deficit	(97,960,105)	(23,042)	(97,983,147)	(93,960,747)	-	(93,960,747)
Other comprehensive income	-	23,042	23,042	-	-	-

Total Shareholder’s Equity	1,661,019	-	1,661,019	58,299	-	58,299

Total Liabilities and Shareholder’s Equity	$2,071,290	-	$2,071,290	$592,224	-	$592,224

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

The following is the reconciliation of equity for the effects of transition to IFRS from US GAAP for the interim periods as at September 30, 2017 and September 30, 2016:

	September 30, 2017			September 30, 2016
	US GAAP	Effect of transition	IFRS	US GAAP	Effect of transition	IFRS
Assets

Current Assets:
Cash and cash equivalents	$1,377,353	-	$1,377,353	$4,641,821	-	$4,641,821
Amounts receivable	130,806	-	130,806	23,630	-	23,630
Prepaid expenses	37,003	-	37,003	36,837	-	36,837
Total current assets	1,545,162	-	1,545,162	4,702,288	-	4,702,288

Property, Plant and Equipment	26,057	-	26,057	10,910	-	10,910

Total Assets	$1,571,219	-	$1,571,219	$4,713,198	-	$4,713,198

Liabilities

Current Liabilities:
Accounts payable	$192,539	-	$192,539	$149,887	-	$149,887
Accrued liabilities	202,853	-	202,853	22,651	-	22,651
Provision	190,433	-	190,433	180,973	-	180,973
Warrant liability	-	-	-	53,883	-	53,883

Total Liabilities	585,825	-	585,825	407,394	-	407,394

Shareholders’ Equity

Share capital	462,496	-	462,496	460,996	-	460,996
Additional paid-in capital	99,263,628	(99,263,628)	-	98,365,264	(98,365,264)	-
Contributed surplus	-	99,263,628	99,263,628	-	98,365,264	98,365,264
Accumulated deficit	(98,740,730)	(26,381)	(98,767,111)	(94,520,456)	(10,475)	(94,530,931)
Other comprehensive income	-	26,381	26,381	-	10,475	10,475

Total Shareholder’s Equity	985,394	-	985,394	4,305,804	-	4,305,804

Total Liabilities and Shareholder’s Equity	$1,571,219	-	$1,571,219	$4,713,198	-	$4,713,198

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

The following is the reconciliation of equity for the effects of transition to IFRS from US GAAP for the interim period as at December 31, 2016:

	December 31, 2016
	US GAAP	Effect of transition	IFRS
Assets

Current Assets:
Cash and cash equivalents	$3,607,641	-	$3,607,641
Amounts receivable	83,268	-	83,268
Prepaid expenses	26,126	-	26,126
Total current assets	3,717,035	-	3,717,035

Property, Plant and Equipment	21,748	-	21,748

Total Assets	$3,738,783	-	$3,738,783

Liabilities

Current Liabilities:
Accounts payable	$155,956	-	$155,956
Accrued liabilities	16,658	-	16,658
Provision	176,606	-	176,606
Warrant liability	-	-	-

Total Liabilities	349,220	-	349,220

Shareholders’ Equity

Share capital	460,996	-	460,996
Additional paid-in capital	98,365,264	(98,365,264)	-
Contributed surplus	-	98,365,264	98,365,264
Accumulated deficit	(95,436,697)	14,765	(95,421,932)
Other comprehensive income	-	(14,765)	(14,765)

Total Shareholder’s Equity	3,389,563	-	3,389,563

Total Liabilities and Shareholder’s Equity	$3,738,783	-	$3,738,783

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

The following is the reconciliation of statement of operations and comprehensive loss for the effects of transition to IFRS from US GAAP for the year ended June 30, 2017:

	Year ended June 30, 2017
	US GAAP	Effect of transition	IFRS

Revenues	$-	-	$-

Expenses

Mineral exploration expense	1,839,659	-	1,839,659
Professional and consulting fees	770,397	-	770,397
Share-based compensation	794,864	-	794,864
General and administrative	458,780	-	458,780
Depreciation	21,911	-	21,911
Foreign currency translation loss	93,476	23,042	116,518

Total Expenses	3,979,087	23,042	4,002,129

Net Loss from Operations	(3,979,087)	(23,042)	(4,002,129)

Other Income (Expenses)
Change in value of warrant liability	111,049	-	111,049
Part XII.6 taxes	(131,320)	-	(131,320)

Net Loss	(3,999,358)	(23,042)	(4,022,400)

Translation adjustment for foreign subsidiaries	-	23,042	23,042

Comprehensive Loss	$(3,999,358)	-	$(3,999,358)

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

The following is the reconciliation of statement of operations and comprehensive loss for the effects of transition to IFRS from US GAAP for the three and six months ended December 31, 2016:

	Three months ended December 31, 2016			Six months ended December 31, 2016
	US GAAP	Effect of transition	IFRS	US GAAP	Effect of transition	IFRS

Revenues	$-	-	$-	$-	-	$-

Expenses

Mineral exploration expense	522,295	-	522,295	835,402	-	835,402
Professional and consulting fees	135,314	-	135,314	279,031	-	279,031
Share-based compensation	-	-	-	-	-	-
General and administrative	158,381	-	158,381	220,565	-	220,565
Depreciation	10,910	-	10,910	21,911	-	21,911
Foreign currency translation loss	47,376	(35,240)	12,136	100,612	(14,765)	85,847

Total Expenses	874,276	(35,240)	839,036	1,457,521	(14,765)	1,432,756

Net Loss from Operations	(874,276)	35,240	(839,036)	(1,457,521)	14,765	(1,442,756)

Other Income (Expenses)
Change in value of warrant liability	53,883	-	53,883	111,049	-	111,049
Part XII.6 taxes	(95,848)	-	(95,848)	(129,478)	-	(129,478)

Net Loss	(916,241)	35,240	(881,001)	(1,475,950)	14,765	(1,461,185)

Translation adjustment for foreign subsidiaries	-	(35,240)	(35,240)	-	(14,765)	(14,765)

Comprehensive Loss	$(916,241)	-	$(916,241)	$(1,475,950)	-	$(1,475,950)

The reconciliation of the statement of cash flows is not presented since the transition to IFRS from US GAAP had no significant impact on the statement of cash flows.

NextSource Materials Inc.

Notes to Condensed Consolidated Interim Financial Statements

Unaudited, Expressed in US Dollars

14.        Subsequent event

The Company issued the following common shares subsequent to December 31, 2017:

(a)	On February 1, 2018, the Company issued 6,437,900 common shares upon the exercise of 6,937,900 common share purchase warrants for gross proceeds of $708,169.